Exhibit 10.40




                                                December 2, 1999



Mr. Ira J. Krakower
21 Walworth Avenue
Scarsdale,  NY  10583

                               Re: 1999 MICP Award

Dear Mr. Krakower:

As you are aware, the Executive Compensation Committee has awarded you a special grant of nonqualified stock options in lieu of a cash bonus award under the Company's Management Incentive Compensation Plan for 1999. The Committee recognizes that its decision to make your 1999 award in a form other than cash could have the unintended effect of reducing certain payments or benefits to which you may be entitled under the Executive Severance Agreement dated February 3, 1999 and the Executive Deferred Compensation and Consulting Agreement dated September 3, 1998 between you and the Company (the "Agreements"). As a result, the Committee has determined that, notwithstanding anything in the Agreements to the contrary, the calculation of any payments or benefits to you, your beneficiaries or legal representatives under the Agreements shall be made as though your 1999 bonus award had been paid to you in cash in the amount of $94,325.

The Company hereby declares this undertaking to be irrevocable and made for the benefit of you, your beneficiaries and legal representatives.

                                          Hexcel Corporation


                                          By: /s/ John J. Lee
                                              --------------------------------
                                              John J. Lee
                                              Chief Executive Officer


Acknowledged


/s/ Ira J. Krakower
------------------------
Executive